As filed with the Securities and Exchange Commission on June 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUBESMART

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation or organization)

20-1024732

(I.R.S. Employer Identification No.)

5 Old Lancaster Road
Malvern, Pennsylvania 19355
(610) 535-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated CubeSmart 2007 Equity Incentive Plan
(f/k/a the U-Store-It Trust 2007 Equity Incentive Plan)
(Full title of the plan)

Jeffrey P. Foster

Senior Vice President, Chief Legal Officer
CubeSmart
5 Old Lancaster Road
Malvern, Pennsylvania 19355

(610) 535-5765

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin W. Chairman.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Offering Price (2)	Amount Of Registration Fee (2)
Common Shares, par value $0.01 per share	4,500,000	$31.71	$142,695,000	$14,369.39

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the Amended and Restated CubeSmart 2007 Equity Incentive Plan (f/k/a the U-Store-It Trust 2007 Equity Incentive Plan) by reason of certain transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares.

(2)         Established solely for purposes of determining the registration fee pursuant to provisions of Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, by averaging the high and low sale prices of the registrant’s common shares as reported by the New York Stock Exchange on May 31, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by CubeSmart (the “Company” or the “Registrant”) with the Commission are incorporated by reference into this registration statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 19, 2016;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the Commission on April 29, 2016;

(3) The Registrant’s Current Report on Form 8-K filed with the SEC on June 2, 2016;

(4) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 14, 2016; and

(5) The description of the Registrant’s shares of common shares of beneficial interest, par value $0.01 per share (“Common Shares”), contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 19, 2004, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the Common Shares offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

EXPERTS

The consolidated financial statements and financial statement schedules of CubeSmart as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of

KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and CubeSmart’s shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property, or services actually received or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. CubeSmart’s declaration of trust contains a provision that limits the liability of CubeSmart’s trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director or officer be indemnified in circumstances in which the director or officer is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL and CubeSmart’s bylaws, as a condition to advancement of expenses, CubeSmart is required to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

CubeSmart’s declaration of trust provides that it shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, (a) any individual who is a present or former trustee or officer (including any individual who, at CubeSmart’s request, serves or has served as an officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) to which such person may become subject by reason of service in such capacity and (b) any present or former trustee or officer who has been successful in the defense of a proceeding to which such person may become subject by reason of service in such capacity. CubeSmart has the power, with the approval of CubeSmart’s board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of CubeSmart in any of the capacities described above and to any employee or agent of CubeSmart or a predecessor of CubeSmart.

The above discussion of CubeSmart’s declaration of trust and bylaws and of the MGCL is not intended to be exhaustive and is qualified in its entirety by such declaration of trust, bylaws and statutes.

CubeSmart entered into indemnification agreements with each of its executive officers and trustees whereby CubeSmart indemnifies such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)                   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, CubeSmart certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on June 2, 2016.

CUBESMART

By:	/s/Timothy M. Martin
Timothy M. Martin
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Each person whose signature appears below hereby appoints Christopher P. Marr, Timothy M. Martin, and Jeffrey P. Foster and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate

Signature	Title	Date

/s/ William M. Diefenderfer III	Chairman of the Board of Trustees	June 2, 2016
William M. Diefenderfer III

/s/ Christopher P. Marr	Chief Executive Officer and Trustee	June 2, 2016
Christopher P. Marr	(Principal Executive Officer)

/s/ Timothy M. Martin	Chief Financial Officer	June 2, 2016
Timothy M. Martin	(Principal Financial and Accounting Officer)

/s/ Piero Bussani	Trustee	June 2, 2016
Piero Bussani

/s/ John W. Fain	Trustee	June 2, 2016
John W. Fain

/s/ Marianne M. Keler	Trustee	June 2, 2016
Marianne M. Keler

/s/ John F. Remondi	Trustee	June 2, 2016
John F. Remondi

/s/ Jeffrey F. Rogatz	Trustee	June 2, 2016
Jeffrey F. Rogatz

/s/ Deborah Ratner Salzberg	Trustee	June 2, 2016
Deborah Ratner Salzberg

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amended and Restated CubeSmart 2007 Equity Incentive Plan, as amended and restated effective June 1, 2016 (filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A on April 14, 2016 and incorporated by reference herein).

5.1	Opinion of Saul Ewing LLP.

23.1	Consent of KPMG LLP relating to financial statements of CubeSmart.

23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (included on signature pages hereto).